For Further Information:
Paul T. Winn                   James C. Gale
President and Chief            Senior Vice President
Executive Officer              Finance and Chief
703/802-9237                   Financial Officer
                               703/802-9259
FOR IMMEDIATE RELEASE

  GENICOM TO ACQUIRE HARRIS ADACOM NETWORK SERVICES, INC.
Enhances Enterprise Service Solutions Business and Broadens
                     Product Offerings

Chantilly, VA - - February 23, 1995 - - GENICOM Corporation
(Nasdaq-NNM:GECM) today announced the signing of a definitive agreement with Harris Adacom Network Services,
Inc. ("HANS") and Harris Adacom Corporation, B.V. ("HACBV") to acquire substantially all of the assets and certain liabilities of HANS and all of the stock of its Canadian subsidiary, Harris Adacom, Inc. HANS is headquartered near
Dallas, with the Canadian operation based in Toronto.

The transaction, which is expected to close in late
February, is subject to approval by the Board of Directors of GENICOM and HANS, certain third party consents and customary filings. The purchase will be funded from GENICOM's credit facilities. Under the agreement, GENICOM would acquire HANS's service depot facility, field service operations, hardware integration business and network diagnostic and monitoring operations.

The acquisition of HANS is expected to add approximately $
36.0 million in annual revenues to GENICOM, whose revenues totaled $ 233.8 million in 1994. This additional business together with the elimination of duplicative cost structures, is expected to favorably impact GENICOM's 1995 earnings.

Paul T. Winn, President and CEO of GENICOM, said, "In addition to building our revenues and strengthening our earnings, HANS offers several strategic advantages for our business. Their field service and depot operations, with fiscal year 1994 revenues of more than $ 20.0 million, should enhance our Enterprising Service Solutions businesses in both the United States and Canada. HANS's solid reputation in the IBM market will be an excellent addition to our current capabilities."

Mr. Winn continued, "We are also excited about HANS's systems integration business, with fiscal year 1994 revenues approximating $ 13.0 million. This strengthens
GENICOM's expertise and customer base which we believe is necessary to establish ourselves as a participant in the fast growing systems integration market. It further enhances our capabilities of being a mid-range solution provider to our customers.

"Of further interest is their network diagnostic and monitoring service offerings associated with network baselining, monitoring and remote maintenance. These offerings present a new business opportunity for GENICOM.
These services, which are currently being test marketed, have the potential for long term growth," concluded Mr.
Winn.

Lee Chu, President of HANS said, "We look forward to combining our resources with those of GENICOM, enabling us to provide the broadest line of high quality services to customers in the information processing industry."

GENICOM Corporation, through its worldwide operations, designs, manufactures, markets and services a wide range of computer printer technologies for general purpose applications as well as a line of hermetically sealed relays. Through its Enterprising Service Solutions business, GENICOM provides multivendor depot and field support, express parts and professional services. GENICOM has its headquarters near Washington, D.C.

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